Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-203721 on Form S-8 of Carbylan Therapeutics, Inc. of our report dated August 22, 2016 (November 23, 2016 as to the net loss per share attributable to common shareholders included in note 2 and as to the disclosure of subsequent events included in note 13) relating to the financial statements of KalVista Pharmaceuticals, Inc. appearing in this Current Report on Form 8-K of KalVista Pharmaceuticals Inc. dated November 23, 2016.

/s/ DELOITTE LLP

Reading, United Kingdom

November 23, 2016